For:	Alamo Group Inc.

Contact:	Dan E. Malone
Executive Vice President & CFO
830-372-9581

Financial Relations Board
Joe Calabrese
212-827-3772

ALAMO GROUP ANNOUNCES 2020 FOURTH QUARTER AND YEAR END RESULTS

SEGUIN, Texas, February 25, 2021- Alamo Group Inc. (NYSE: ALG) today reported results for the fourth quarter and year ended December 31, 2020.
Highlights
•Fourth quarter net sales of $288.6 million, down 3.8%
–Industrial Division net sales of $202.7 million, down 8.9%
–Agricultural Division net sales of $85.9 million, up 10.5%
•Net income for the fourth quarter of $8.1 million, down 15.5%
–Adjusted net income for the fourth quarter of $13.0 million(1)
•Record net sales for the full year of $1.16 billion, up 4.0%
•Net income for the full year of $56.6 million, down 10.0%
–Adjusted net income for the full year, of $70.3 million(1)
•EBITDA for the full year 2020 of $137.6 million, up 10.2%(1)
•Reduced total debt outstanding by $158.6 million for the full year
•Record Backlog at $354.1 million, up 35.6% compared to year end 2019

ALAMO GROUP ANNOUNCES 2019 FOURTH QUARTER AND YEAR END RESULTS - PAGE 2

Results for the Quarter

Net sales for the fourth quarter 2020 were $288.6 million compared to net sales of $300.2 million in the fourth quarter of 2019, a decrease of 3.8%. Net income for the fourth quarter was $8.1 million, or $0.68 per diluted share, compared to net income of $9.6 million, or $0.81 per diluted share, in the fourth quarter of 2019. While all Alamo Group manufacturing facilities are open, and functioning at various levels of operation based on demand, the Company’s 2020 fourth quarter results were adversely impacted by COVID-19 challenges that led to delayed shipments as a result of operational and supply chain disruptions.

The results for the fourth quarter of 2020 included the effects of the acquisitions of Dutch Power, which was completed in March of 2019, and Morbark, which was completed in October of 2019. These acquisitions contributed $55.2 million to net sales and a loss of $0.7 million to operating income in the fourth quarter of 2020 compared to $43.8 million in net sales and a loss of $2.8 million to operating income in the fourth quarter of 2019. The above results include negative effects of non-cash inventory step up charges and acquisition amortization expenses at Morbark totaling $1.3 million and $2.8 million respectively, in the fourth quarter of 2020 compared to $3.3 million and $1.7 million, respectively, in the fourth quarter of 2019. During the fourth quarter of 2020, the Company also recorded $2.7 million in restructuring charges at its Dutch Power operations, mostly related to redundancy costs, as part of Alamo Group's proposed consolidation of one of its plants in The Netherlands. We expect this charge to be fully offset by the anticipated gain on the sale of the related property in 2021.

ALAMO GROUP ANNOUNCES 2020 FOURTH QUARTER AND YEAR END RESULTS - PAGE 3

Adjusting for the above-referenced expenses, Alamo Group's fourth quarter 2020 adjusted net income was $13.0 million compared to adjusted net income of $13.8 million in the prior year.(1) A summary of the above adjustments is more fully outlined in the attachments to this release.
Results for the Full Year
Net sales for the full year of 2020 were $1.16 billion, a record for Alamo Group and up 4.0% compared to $1.12 billion in 2019. Net income for the full year was $56.6 million or $4.78 per diluted share, compared to $62.9 million, or $5.33 per diluted share in 2019, a decrease of 10.0% in net income.

The results for the full year included the effects of the acquisitions of Dutch Power, completed in March of 2019, and Morbark, completed in October 2019. Together these acquisitions contributed $232.0 million to net sales and $10.0 million to operating income in 2020 compared to $71.5 million to net sales and a loss of $1.7 million to operating income in 2019. Alamo's results for the full year include the negative effects of non-cash inventory step up charges and acquisition amortization expense at Morbark totaling $4.8 million and $11.3 million respectively in 2020 compared to $3.3 million and $2.2 million, respectively in 2019. In addition, 2020 results include a $2.7 million redundancy charge at the Company's Dutch Power unit in the Netherlands referenced previously.

Adjusting for the above-referenced expenses, Alamo Group's 2020 full year adjusted net income was $70.3 million compared to full year adjusted net income of $68.4 million in 2019.(1) A more complete summary of the above adjustments is included in the attachments to this release. The Company also completed the acquisition of Dixie Chopper in August 2019, although its results for

ALAMO GROUP ANNOUNCES 2020 FOURTH QUARTER AND YEAR END RESULTS - PAGE 4
the fourth quarter and full year were immaterial to the Company’s total results and are not included in these adjustments.

Alamo Group's results for the fourth quarter and full year were adversely affected by the ongoing COVID-19 pandemic which began to materially impact the Company beginning in March of 2020. In addition to the Company experiencing temporary plant closures at multiple locations in late March and throughout most of April, the pandemic has caused disruptions to our operations, our supply chain, and to our customers, as well as negatively impacting the overall global economy. The Company's operations are open and functioning in a near normal fashion and Alamo is able to meet most market demand in a timely manner. However, the repercussions of COVID-19 remain an unresolved challenge which will affect our business and the global economy throughout 2021 and longer.
Results by Division
Alamo Group's Industrial Division net sales in the fourth quarter of 2020 were $202.7 million compared to $222.4 million in the fourth quarter of 2019, a decrease of 8.9%. The Division's income from operations for the quarter was $8.4 million compared to $12.2 million in the prior year fourth quarter, a decrease of 30.9%. For the full year, net sales from our Industrial Division in 2020 were $811.2 million compared to $768.5 million in 2019, an increase of 5.6%. Income from operations for the Division was $59.9 million in 2020 compared to $65.3 million in 2019, a decrease of 8.2%.

The Industrial Division's results for 2020 included the effects of the acquisitions of Dutch Power and Morbark discussed previously. Excluding the effects of these acquisitions, the Division's adjusted net sales for the fourth quarter and full year of 2020 were $147.5 million and $579.2 million respectively compared to $178.7 million and $697.0 million for the fourth quarter and full

ALAMO GROUP ANNOUNCES 2020 FOURTH QUARTER AND YEAR END RESULTS - PAGE 5
year of 2019. Adjusted income from operations, excluding the effects of acquisitions, was $16.5 million for the fourth quarter and $83.1 million for the full year of 2020 compared to $21.0 million for the fourth quarter and $96.3 million for the full year of 2019.(1) Excluding the effects of acquisitions, the Industrial Division’s net sales were below the previous year as a result of the combined effects of the COVID-19 pandemic which has also caused some disruptions to the Division’s operations and supply chain as well. The Division is benefiting from improved order booking activity which has resulted in a backlog above pre-pandemic levels, though there is also concerns as inflation is being experienced with input cost, most notably steel and steel related components as well as longer lead times from many vendors.

The Company's Agricultural Division net sales in the fourth quarter of 2020 were $85.9 million compared to $77.7 million in the prior year, an increase of 10.5%. The Division's income from operations for the quarter was $7.3 million compared to $6.0 million in 2019, an increase of 20.7%. For the full year, net sales in the Division were $352.3 million 2020 versus $350.7 million in 2019, an increase of 0.5%. The Division's income from operations was $33.3 million for the full year 2020 compared to $29.4 million in 2019, an increase of 13.3%. The Agricultural Division continues to benefit from somewhat improved overall market conditions that started in the second half of 2020 and has resulted in the Division finishing the year with a record level of backlog that bodes well for the 2021 outlook. However, as with the Industrial Division, the Agricultural Division is also experiencing some operational issues related to the pandemic as well as longer lead times and cost inflation in purchased components.
Comments on Results
Ron Robinson, Alamo Group’s President and Chief Executive Officer commented on 2020 results as follows, “What a year. One I am sure many were glad to see come to an end. Yet, difficult times like these reveal true character and I am very proud of the way our Company and our entire

ALAMO GROUP ANNOUNCES 2020 FOURTH QUARTER AND YEAR END RESULTS - PAGE 6
workforce has diligently maintained its focus and dealt with the many challenges faced throughout the year in both a professional and caring manner to deliver solid results that were certainly better than we thought possible at the onset of the pandemic. While there were some rough weeks in the March-May time period, all of our units continued to function and operated in a near normal manner during the second half of 2020. And, while our markets were soft due to the impact from the pandemic, we felt they held up a little better than we initially anticipated given the issues faced by our customers and the overall economy in general. We have been pleased to see that although our markets remained relatively soft, bookings have been steadily picking up to where we ended the year with record backlog. This bodes well for Alamo Group in 2021, despite ongoing issues related to the still unresolved COVID-19 situation. While operations have stabilized to a certain degree, new challenges continue to emerge. Lead times for input components are growing and we are seeing more inflationary pressures than we have seen for several years. The labor market is also tightening, particularly among certain skill sets such as engineers, mechanics and skilled shop floor workers. Transportation costs are rising and U.S. and international ports of entry are experiencing delays.
“Of course COVID-19 remains the biggest concern, as seen in our 2020 fourth quarter results which were lower than we anticipated due to delayed shipments caused by COVID-related operational issues and supply chain disruptions. Despite the progress made with vaccines that are now available, it may be some time before the majority of the world’s population can be immunized. The economic repercussions from this pandemic could take several years to fully recover.
“Obviously, we continue to face many challenges, but remain optimistic about the Company’s outlook. Our markets, while challenged, have exhibited resiliency, as they have through other economic downturns. Our supply chain has experienced issues, but by and large has continued

ALAMO GROUP ANNOUNCES 2020 FOURTH QUARTER AND YEAR END RESULTS - PAGE 7
to meet most of our needs in a timely fashion. And, our Company has shown strong financial stability as we were able to pay down significant debt during this crisis and further strengthen our operating position.
“Alamo Group's Agricultural Division has certainly led the way for our Company and actually exhibited some growth in 2020 as it benefited from stable demand for agricultural commodities that was further aided by an increased level of subsidies provided to farmers during the year. We were also helped by lower levels of dealer inventories going into the year due to weakness in the agricultural economy over the last several years. We think similar conditions will continue to help our agricultural business in 2021, further aided by improving commodity prices. Evidence of this outlook is reflected in our strong Agricultural Division backlog, which is at record levels. While we are pleased with this backlog level, we will need to maintain a strong focus on our operational execution to ensure timely deliveries, particularly given some of the supply chain challenges we are experiencing.
“The outlook for our Industrial Division is also improving. While our sales in 2020, adjusted for acquisitions, were down for the year, the Division’s order bookings have steadily improved and we finished the year with our backlog above pre-COVID levels. In this Division, we have seen a little more disparity in improvements among our various products. Our vegetation maintenance products have been more steady, whereas others, such as forestry related products, declined more quickly early in the year but recovered nicely late in 2020. Others, such as vacuum trucks and excavators, continue to lag in their recovery. However, we believe the outlook for 2021 remains positive for the Division, which is pleasing given that the biggest portion of their sales are to governmental entities for infrastructure maintenance and certainly governmental budgets have been under a lot of stress recently and remain so currently.

ALAMO GROUP ANNOUNCES 2020 FOURTH QUARTER AND YEAR END RESULTS - PAGE 8
“So, while there is still a lot of uncertainty, all in all we remain optimistic about the outlook for Alamo Group. With stable demand for our types of equipment, strong backlog, a solid financial base and a staff that has demonstrated resiliency and an ability to proactively manage during such challenging times, we believe 2021 will show continued improvement. We continue to be appreciative of your support despite the adversity of the times.”
Earnings Conference Call
Alamo Group will host a conference call to discuss fourth quarter and year end 2020 financial results on Friday, February 26, 2021 at 11:00 a.m. ET. Hosting the call will be members of senior management.
Individuals wishing to participate in the conference call should dial 800-437-2398 (domestic) or 929-477-0577 (international). For interested individuals unable to join the call, a replay will be available until Friday, March 05, 2021 by dialing 888-203-1112 (domestic) or 719-457-0820 (internationally), passcode 6872067.
The live broadcast of Alamo Group Inc.’s quarterly conference call will be available online at the Company's website, www.alamo-group.com (under “Investor Relations/Events & and Presentations”) on Friday, February 26, 2021, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call ends and will be archived on the Company’s website for 60 days.

ALAMO GROUP ANNOUNCES 2020 FOURTH QUARTER AND YEAR END RESULTS - PAGE 9

About Alamo Group
Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for infrastructure maintenance, agriculture and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements, forestry equipment and related after-market parts and services. The Company, founded in 1969, has approximately 3,990 employees and operates 27 plants in North America, Europe, Australia and Brazil as of December 31, 2020. The corporate offices of Alamo Group Inc. are located in Seguin, Texas.
Forward Looking Statements
This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: overall market demand, continuing impacts from the COVID-19 pandemic including more significant supply chain disruptions, further reductions in customer demand, sales and profitability declines, operational disruptions, full or partial facility closures, and other similar impacts, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

(Tables Follow)
# # #
(1) This is a non-GAAP financial measure. For more information relating to this measure including a reconciliation of the non-GAAP financial measure to the comparable GAAP financial measure refer to "Non-GAAP Financial Measure Reconciliation" below and the Attachments thereto

Alamo Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$50,195	$42,311
Accounts receivable, net	209,276	237,837
Inventories	229,971	267,674
Other current assets	13,568	23,006
Total current assets	503,010	570,828

Rental equipment, net	42,266	56,467

Property, plant and equipment	155,434	160,725

Goodwill	195,132	198,022
Intangible assets	193,172	206,272
Other non-current assets	20,315	20,449

Total assets	$1,109,329	$1,212,763

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$75,317	$81,986
Income taxes payable	2,278	2,362
Accrued liabilities	64,634	59,686
Current maturities of long-term debt and finance lease obligations	15,066	18,840
Total current liabilities	157,295	162,874

Long-term debt, net of current maturities	270,320	425,141
Long term tax payable	3,954	7,432
Deferred pension liability	1,731	1,844
Other long-term liabilities	30,744	19,254
Deferred income taxes	19,642	26,461

Total stockholders’ equity	625,643	569,757

Total liabilities and stockholders’ equity	$1,109,329	$1,212,763

Alamo Group Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Fourth Quarter Ended		Year Ended
	12/31/2020	12/31/2019	12/31/2020	12/31/2019
Net sales:
Industrial	$202,688	$222,440	$811,161	$768,454
Agricultural	85,936	77,749	352,305	350,684
Total Net Sales	288,624	300,189	1,163,466	1,119,138

Cost of Sales	221,915	232,113	871,356	845,911
Gross Margin	66,709	68,076	292,110	273,227
	23.1%	22.7%	25.1%	24.4%

Selling, general and administration expense	47,331	47,261	184,199	172,921
Amortization Expense	3,653	2577	14,746	5,658
Income from Operations	15,725	18,238	93,165	94,648
	5.4%	6.1%	8.0%	8.5%

Interest Expense	(2,916)	(5,525)	(15,837)	(10,747)
Interest Income	398	367	1,366	1,229
Other Income	(1,277)	(353)	(557)	(795)

Income before income taxes	11,930	12,727	78,137	84,335
Provision for income taxes	3,850	3,159	21,507	21,429

Net Income	$8,080	$9,568	$56,630	$62,906

Net income per common share:

Basic	$0.68	$0.81	$4.81	$5.36

Diluted	$0.68	$0.81	$4.78	$5.33

Average common shares:
Basic	11,799	11,744	11,782	11,729

Diluted	11,859	11,811	11,845	11,800

Alamo Group Inc.
Non-GAAP Financial Measures Reconciliation

From time to time, Alamo Group Inc. may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise. For these purposes, “GAAP” refers to generally accepted accounting principles in the United States. The Securities and Exchange Commission (SEC) defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial positions, or cash flows that is subject to adjustments that effectively exclude or include amounts from the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures disclosed by Alamo Group are provided as additional information to investors in order to provide them with greater transparency about, or an alternative method for assessing, our financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies. Whenever we refer to a non-GAAP financial measure, we will also generally present the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable GAAP financial measure.

Attachment 1 discloses Adjusted Operating Income, Adjusted Net Income and Adjusted Diluted EPS, each adjusted to exclude the impact of the recently completed acquisitions and non-recurring expenses, all of which are non-GAAP financial measures. Attachment 2 discloses the impact of the Company's recently completed acquisitions upon Net Sales, Operating Income and Net Income, all of which are non-GAAP financial measures. Attachment 3 discloses a non-GAAP financial presentation related to the impact of currency translation on net sales by division. Attachment 4 shows the net change in our total debt net of cash and earnings before interest, taxes, depreciation and amortization ("EBITDA") and Adjusted EBITDA excluding the impact of the step-up inventory charge at Morbark, all of which are non-GAAP financial measures. The Company considers this information useful to investors to allow better comparability of period-to-period operating performance.

Attachment 1

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands, except per share numbers)
(Unaudited)

Impact of Acquisitions and Non-Recurring Expenses

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019

Operating Income - GAAP	$15,725	$18,238	$93,165	$94,648
(add: acquisition inventory step-up charge)	1,288	3,251	4,830	3,251
(add: plant closure cost - severance)	2,730	—	2,730	—
(add: amortization expense)	2,793	1,708	11,305	2,199
(add: transaction cost relating to acquisitions)	—	731	—	1,940
Adjusted Operating Income - non-GAAP	$22,536	$23,928	$112,030	$102,038

Net Income - GAAP	$8,080	$9,568	$56,630	$62,906
(add: acquisition inventory step-up charge)	933	2,425	3,501	2,425
(add: plant closure cost - severance)	1,979	—	1,979	—
(add: amortization expense)	2,024	1,274	8,193	1,640
(add: transaction cost relating to acquisitions)	—	545	—	1,447
Acquisition Adjusted Net Income - non-GAAP	$13,016	$13,812	$70,303	$68,418

Diluted EPS - GAAP	$0.68	$0.81	$4.78	$5.33
(add: acquisition inventory step-up charge)	0.08	0.21	0.30	0.21
(add: plant closure cost - severance)	0.17	—	0.17	—
(add: amortization expense)	0.17	0.11	0.69	0.14
(add: transaction cost relating to acquisitions)	—	0.05	—	0.12
Acquisition Adjusted Diluted EPS - non-GAAP	$1.10	$1.18	$5.94	$5.80

Attachment 2

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Impact of Acquisitions

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019

Net Sales (Consolidated) - GAAP	$288,624	$300,189	$1,163,466	$1,119,138
(less: net sales attributable to acquisitions)	(55,167)	(43,784)	(232,011)	(71,463)
Net Sales less acquisitions (Consolidated) - non-GAAP	$233,457	$256,405	$931,455	$1,047,675

Net Sales (Industrial Division) - GAAP	$202,688	$222,440	$811,161	$768,454
(less: net sales attributable to acquisition)	(55,167)	(43,784)	(232,011)	(71,463)
Net Sales less acquisitions (Industrial Division) - non-GAAP	$147,521	$178,656	$579,150	$696,991

Net Sales (Agricultural Division) - GAAP	$85,936	$77,749	$352,305	$350,684
(less: net sales attributable to acquisitions)	—	—	—	—
Net Sales less acquisitions (Agricultural Division) - non-GAAP	$85,936	$77,749	$352,305	$350,684

Operating Income (Consolidated) - GAAP	$15,725	$18,238	$93,165	$94,648
(adjust: operating loss attributable to acquisitions)	739	2,805	(10,029)	1,676
Operating Income less acquisitions (consolidated) - non-GAAP	$16,464	$21,043	$83,136	$96,324

Net Income (Consolidated) - GAAP	$8,080	$9,568	$56,630	$62,906
(adjust: net loss attributable to acquisitions)	650	2,366	(7,114)	1,525
(add: interest expense relating to acquisition)	1,325	3,028	8,005	3,967
Net Income less acquisitions (consolidated) - non-GAAP	$10,055	$14,962	$57,521	$68,398

Attachment 3

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Impact of Currency Translation on Net Sales by Division

	Three Months Ended December 31,			Change due to currency translation
	2020	2019	% change from 2019	$	%

Industrial	$202,688	$222,440	(8.9)%	$1,700	0.8%
Agricultural	85,936	77,749	10.5%	(111)	(0.1)%
Total Net Sales	$288,624	$300,189	(3.9)%	$1,589	0.5%

	Twelve Months Ended December 31,			Change due to currency translation
	2020	2019	% change from 2019	$	%

Industrial	$811,161	$768,454	5.6%	$841	0.1%
Agricultural	352,305	350,684	0.5%	(4,144)	(1.2)%
Total Net Sales	$1,163,466	$1,119,138	4.0%	$(3,303)	(0.3)%

Attachment 4

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Consolidated Net Change of Total Debt, Net of Cash

	December 31, 2020	December 31, 2019	Net Change

Current maturities	$15,066	$18,840
Long-term debt, net of current	270,320	425,141
Total Debt	$285,386	$443,981

Total Cash	50,195	42,311
Total Debt Net of Cash	$235,191	$401,670	$166,479

EBITDA
	Twelve Months Ended
	December 31, 2020	December 31, 2019

Income from operations	$93,165	$94,648
Depreciation	29,094	24,307
Amortization	15,380	5,953
EBITDA	$137,639	$124,908

Adjusted EBITDA
	Twelve Months Ended
	December 31, 2020	December 31, 2019

Income from operations	$93,165	$94,648
adjust: acquisition inventory step-up charge	4,830	3,251
adjust: redundancy costs	2,730	—
adjust: transaction cost relating to acquisitions	—	1,940
Adjusted Income from operations	$100,725	$99,839
Depreciation	29,094	24,307
Amortization	15,380	5,953
Adjusted EBITDA	$145,199	$130,099